UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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BEARINGPOINT, INC.

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The Talking Points below will be utilized by BearingPoint, Inc. (the “Company”) and its proxy solicitor, Innisfree M&A Incorporated, in connection with communications or discussions with the Company’s stockholders regarding Proposal No. 2 in the Company’s Proxy Statement for its 2006 Annual Meeting of Stockholders.
TALKING POINTS
Proxy Statement
•	On Friday, November 24, BearingPoint, Inc. (the “Company”) filed a proxy statement relating to its 2006 Annual Meeting of Stockholders, to be held on December 14, 2006.
•	Our proxy materials were mailed to stockholders beginning on November 27, 2006.
•	As outlined in the proxy statement, the Board of Directors of the Company (the “Board”) has proposed three matters for stockholder consideration:
1.	The election of two classes of directors;

2.	The approval of the Company’s Amended and Restated 2000 Long-Term Incentive Plan, which includes a 25 million share increase in the number of shares of common stock authorized for issuance under the plan; and

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.
Form 10-K Filing
•	As you probably are aware, the Company also filed its Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”) on November 22, 2006 — an important step for the Company in becoming current in its filings with the Securities and Exchange Commission (the “SEC”).
•	The filing of the 2005 Form 10-K was the product of a tremendous effort on the part of our management team and the Board.
•	On November 22, 2006, we also provided, by press release, certain unaudited business metrics for our third quarter of 2006. We believe these metrics reflect that our core business continues to perform well.
•	The previously reported litigation brought by, and settlement with, certain of our debenture holders does not appear to have markedly impacted our business, and, as a result of the settlement, none of our outstanding debentures was reclassified as current debt in our 2005 audited financial statements.
•	We are now turning our focus towards the completion and filing of our quarterly reports on Form 10-Q for 2005 and 2006.
Proposal regarding Amendments to the BearingPoint Long-Term Incentive Plan (“LTIP”)
Summary of Proposed Amendments:
•	25 million share increase in the number of shares authorized for equity awards made under the LTIP.
•	Elimination of an “evergreen” formula used to determine the number of shares available under the LTIP by reference to a certain percentage of our total shares outstanding.
•	Revisions that will allow awards made to our most senior executives under the LTIP to qualify as performance-based compensation under Section 162 (m) of the Internal Revenue Code (the “Code”).

•	Revisions to comply with Section 409A of the Code that will minimize the risk of excise taxes being levied on plan participants in connection with changes to the vesting, settlement or delivery of shares under the awards.
•	Certain other changes and clarifications.
Basis for Recommendation of Proposed Increase in Number of Shares Authorized Under LTIP
•	As a professional services firm, we must retain and incent our best performers. Retention of our key employees is of utmost importance, particularly given the challenges the Company continues to face, including aggressive attempts by our competitors to hire our people and our inability to fully implement important changes in our compensation structure as a result of not being current with our SEC filings.
-	While we have maintained parity with our major competitors on base cash compensation for our employees, current market data indicate that we continue to lag behind our competitors in the categories of cash incentive and long-term, equity incentive compensation.

-	Additionally, our outstanding stock options awards, the majority of which were granted before 2005, have limited retentive value since they were granted with exercise prices that are still near or above our common stock’s current fair market value. Furthermore, these option awards were issued broadly, resulting in a low average number of options per employee.

-	By comparison, to date, our use of Restricted Stock Units (“RSUs”) for retention purposes has been well received by our managing directors.
1.	In March 2005, the Compensation Committee of our Board authorized the issuance of up to $165 million in RSUs under the LTIP to current managing directors and other key employees. These awards were granted over the course of our 2005 and 2006 fiscal years.

2.	We believe these RSU awards aided in reducing our voluntary attrition rate for our managing director group from 17% (annualized) in the first quarter of fiscal 2005 to less than half that level in the third quarter of fiscal 2006.

3.	As of September 30, 2006, approximately 20 million of the 21 million RSUs outstanding are held by our current employees. Nearly 10 million of these RSUs have vested.
•	Our voluntary attrition rate is now relatively stable but higher than our targeted level. We believe that to retain our highest-performing managing directors and senior managers, we must continue to offer them a competitive-level of total rewards.
-	We continue to have competing uses for our cash resources over the near term.

-	Relative to our competitors, our most senior employees continue to have a low level of equity ownership in the Company.

-	We continue to believe that equity-based awards will better align the interest of our highest performers with those of our other stockholders and investors.
•	We expect that if the proposed 25 million share increase for our LTIP is approved at the 2006 Annual Meeting, we will have sufficient capacity under our LTIP to offer our employees a compelling-level of equity awards through 2009.
•	If the proposed LTIP share increase is approved, we will proceed to work with our Compensation Committee (which serves as administrator of the LTIP) to complete the development of a new equity-based retention strategy. Subject to the approval of the Compensation Committee, management expects to propose a strategy that would involve the following:

-	The majority of grants will be made to senior-level employees, including managing directors and high-performing senior managers.

-	We would grant the majority of the awards in 2007.

-	All of the grants made under the new proposed equity-based retention strategy would vest over a multiple year period and be subject to performance-based vesting.

-	The amount and timing of related GAAP expense will take into account, among other factors, vesting and other plan terms, as well as actual performance.
•	We are also working to develop arrangements for the orderly settlement and sale of the shares underlying our previously granted 2005 retention bonus RSUs. As we have not yet become current in our SEC filings, we have been unable to settle and, more importantly, our employees have been unable to sell, any of the shares that have vested under our 2005 retention bonus RSU awards. We will seek to provide orderly opportunities for settlement and sale of these shares shortly after we become current in our SEC filings. Shares received upon the settlement of most of our 2005 RSU grants are subject to transfer restrictions and can only be sold through Company-approved transactions. We are working to develop arrangements with external brokers that will permit our managing directors to make their own decisions about liquidating their shares, but in an orderly fashion that should not materially impact our stock price.
•	We do not expect the vesting, settlement and ultimate sale of the 2005 and 2007 retention bonus RSUs to cause any significant volatility in our stock price, given the extended period of vesting of the 2007 retention bonus RSUs and the application of well-tested procedures for permitting the liquidation of the 2005 retention bonus RSUs.
•	We will consider whether or not to utilize the existing $64 million we have available for share buybacks and/or seek additional authorization from our Board for this purpose after we become current in our SEC filings.
•	Based on all of these considerations, we hope you understand and appreciate how essential it is for the Company to increase the number of shares authorized under our LTIP, and we hope that you support the Company’s efforts by considering a vote in favor of the proposed LTIP amendments at our 2006 Annual Meeting of Stockholders to be held on December 14th, 2006.
FORWARD-LOOKING STATEMENTS
     These additional proxy solicitation materials contain forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “expects,” “intends,” “plans,” “believes” and similar words are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions that as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date of these additional proxy solicitation materials, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:
•	we may be unable to retain key employees utilizing our retention strategy of granting awards under the LTIP or our current retention strategy may not meet market demands in a manner sufficient to retain certain key employees;

•	the market price of shares of our common stock underlying award grants may fluctuate in a manner that increases or decreases the value of awards granted under the LTIP;

•	the attrition and forfeiture assumptions the we have used in determining the number of shares of common stock that we likely will need under the LTIP to implement our retention strategy may be inaccurate; and

•	unforeseen critical needs may impact our ability to implement, or our need to modify, our retention strategy.
Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other reports filed with the SEC and available at http://www.sec.gov/ for additional information regarding risk factors.

The Questions & Answers below will be utilized by BearingPoint, Inc. (the “Company”) and its proxy solicitor, Innisfree M&A Incorporated, in response to potential questions that may be raised by the Company’s stockholders in connection with certain matters contained in the Company’s Proxy Statement for its 2006 Annual Meeting of Stockholders.
QUESTIONS & ANSWERS
Election of Directors
1. Why are two classes of directors being nominated for election?
•	Our directors generally serve for a term of three years and until their respective successors have been duly elected and qualified.

•	The term of our Class II directors was originally set to expire at our 2005 annual meeting of stockholders; however, we did not hold an annual meeting of stockholders in 2005.

•	The term of our Class III directors will expire at the 2006 Annual Meeting of stockholders.

•	We are proposing the election of both Class II and III directors. Upon election, our Class II directors will serve a term expiring in 2008 and our Class III directors will serve a term expiring in 2009.
Amendments to Long-Term Incentive Plan (“LTIP”)
1. Would the 25 million additional shares under the LTIP be used for a new award program or for previously announced initiatives?
•	The 25 million shares would be used to support awards under a new, performance-based equity plan that management will propose for approval by the Compensation Committee of our Board of Directors (the “Compensation Committee”).
2. Which employees would receive awards under this new award program?
•	We expect the majority of future equity awards to be made within our managing directors and highest-performing senior manager groups. These two groups comprise approximately 1,000 employees.

•	We intend to focus use of the awards for maximum retentive benefit.
3. How will this award program fit into the Company’s strategic plan to build shareholder value?
•	As a professional services firm, we must retain and incent our highest performers to increase shareholder value.

•	We believe that to retain our highest-performing employees, we must continue to offer employees, on a sustained basis, a competitive-level of total rewards.

•	Based on industry benchmarking and feedback gathered during exit interviews with our departing employees, we believe it is critical to provide our highest-performing employees with opportunities to increase their equity ownership in the Company.

•	In March 2005, the Compensation Committee authorized the issuance of up to $165 million in restricted stock units (“RSUs”) under the LTIP to current managing directors and other key employees. These awards were granted over the course of our 2005 and 2006 fiscal years. We believe these RSU awards aided in reducing our voluntary attrition rate for our managing director group from 17% (annualized) in the first quarter of fiscal 2005 to less than half that level in the third quarter of fiscal 2006.

•	If the proposed LTIP share increase is approved, we will proceed to work with the Compensation Committee (which serves as administrator of the LTIP) to complete the development of a new equity-based retention strategy. Subject to the approval of the Compensation Committee, management currently expects to propose a strategy that would involve the following:
•	The majority of grants will be made to senior-level employees, including managing directors and high-performing senior managers.

•	We would grant the majority of the awards in 2007.

•	All of the grants made under the new proposed equity-based retention strategy would vest over a multiple year period and be subject to performance-based vesting.

•	The amount and timing of related GAAP expense will take into account, among other things, vesting and other plan terms, as well as actual performance.
4. How much equity do employees currently own and what is the target ownership for your employees?
•	As of September 30, 2006, approximately 20 million of the 21 million RSUs outstanding are held by our current employees. Nearly 10 million of these RSUs have vested.

•	As of September 30, 2006, our current employees hold less than 3 million shares.

•	Employees also hold nearly 37 million stock options, of which approximately 32 million are vested. Based on our share price as of November 28, 2006, and applying the “treasury method” to vested stock options, our employees would be able to purchase less than 500,000 shares.

•	Relative to market benchmarks, our most senior employees have a low level of ownership in the Company. While we do not have any targeted ownership levels, we do believe it is critical to provide our highest-performing employees with opportunities to increase their equity ownership in the Company.

•	While we do not expect the proposed awards to increase equity ownership to the same level as our peer group companies, we anticipate that overall equity ownership will increase as a result of new awards.
5. Will you be granting stock options or other forms of equity?
•	We expect future awards to be made in the form of RSUs (unless prohibited in a particular country) rather than stock options.

•	We are following the trend of many companies, including our peer group companies, which have shifted away from granting stock options since they create too much of an all-or-nothing proposition for providing incentives to employees. We believe that the current market practice of utilizing RSUs provides a better balance between rewarding for company performance and retentive value.
6. Will you apply performance measures to the awards? Are the performance standards subject to adjustment?
•	We expect our future LTIP awards to vest over several years, with vesting of awards issued under the proposed equity-based retention strategy to be based on performance measures, based primarily on company performance measures including total shareholder return.

•	We do not expect the performance standards to be adjusted; however, the final formulation of these awards and continued oversight over the achievement or adjustment of these standards will likely remain with the Compensation Committee.
7. What steps will you take to offset dilution from the additional shares granted under the Plan with increased stockholder value?
•	First, it is worth noting that, our outstanding stock options, the majority of which were granted before 2005, have limited retentive value since they were granted with exercise prices that are still near or above our common stock’s current fair market value. We expect these options to continue to have minimal dilutive effect.

•	We will consider whether or not to utilize the existing $64 million we have available for share buybacks and/or seek additional authorization from our Board for this purpose after we become current in our SEC filings.

•	We hope that the performance-based vesting for awards will also result in increased shareholder value that addresses the initial dilutive impact of these awards.
8. How much of your current overhang is represented by underwater options?
•	A significant portion of our current overhang (approximately 58 million shares/share-equivalents) has resulted from stock options granted with exercise prices that are still near or above our common stock’s current fair market value.

•	Of the approximately 37 million stock options outstanding, at September 30, 2006, the weighted average strike price is over $11 per share.

•	Once we have become current in our SEC filings, we may consider alternatives to minimize the number of options outstanding.
9. Are there any particular Company issues that account for the overhang being so high? Does the fact that you are not current with your SEC filings inhibit employees from exercising awards?
•	A significant portion of our current overhang has resulted from stock options granted with exercise prices that are still near or above our common stock’s current fair market value.

•	Because we are not current in our SEC filings, we are unable to provide holders of our LTIP awards with freely tradable shares of our common stock. Consequently, we have not issued shares underlying LTIP awards since January 2005, and significant features of many of our employee equity plans remain suspended.
10. What has been your forfeiture rate over the past few years? Do you expect forfeitures to continue at that rate?
•	During 2005, approximately 17.8 million stock options, or 30% of outstanding awards at December 31, 2004, were forfeited. During 2004, approximately 7.6 million stock options, or 13% of outstanding awards at December 31, 2003, were forfeited.

•	The forfeiture rate for RSUs, which were first granted in 2005, has been relatively low, with only approximately 500,000 RSUs forfeited during 2005.

•	We believe that our forfeitures have been exacerbated by the challenges the Company has faced, including aggressive attempts by our competitors to hire our people and our inability to fully implement important changes in our compensation structure as a result of our not being current with our SEC filings.

•	We expect that future, RSU-based equity programs will help contribute to the retention of our employees, contributing to a reduction of our future forfeiture rate.

11. What do you expect your GAAP expense to be from any future grants?
•	We cannot calculate the potential GAAP expense of future equity grants until we have finalized the amount and terms of the potential grants.

•	GAAP expense will be based on the fair value as of the grant date and will be affected by estimated and actual forfeitures. Depending on the structure of awards, GAAP expense may also be impacted by the achievement of, or the failure to achieve, the performance-based vesting conditions.
12. How will you manage your future burn rate, including the use of the additional 25 million shares? How long do you expect the awards requested under the LTIP to last?
•	Our historical burn rate would have been well below 8%, if the forfeitures made during that time period were included.

•	We will continue to be mindful of burn rate and other metrics in our final plan design.

•	We expect that if the amendments to our LTIP are approved at the shareholder meeting, then we will have sufficient capacity under our LTIP to meet our anticipated RSU and other equity award needs through 2009.
13. When do you expect to be fully current in your SEC filings? If there is a significant delay in becoming current, will that affect your compensation program?
•	Having filed the 2005 10K, we are now able to focus on filing our 2005 10-Qs and our 2006 financial statements.

•	We currently do not anticipate becoming current in our periodic filings with the SEC before late spring of 2007, at the earliest. The longer it takes us to become current in our filings, the more uncertainty there will be around when we can finally settle the awards outstanding under our LTIP in a way that permits our employees to realize the value associated with their awards.

•	We are also working to develop arrangements for the orderly settlement and sale of the shares underlying our previously granted 2005 retention bonus RSUs. As we have not yet become current in our SEC filings, we have been unable to settle and, more importantly, our employees have been unable to sell, any of the shares that have vested under our 2005 retention bonus RSU awards. We will seek to provide orderly opportunities for settlement and sale of these shares shortly after we become current in our SEC filings. Shares received upon the settlement of most of our 2005 RSU grants are subject to transfer restrictions and can only be sold through Company-approved transactions. We are working to develop arrangements with external brokers that will permit our managing directors to make their own decisions about liquidating their shares, but in an orderly fashion that should not materially impact our stock price.
14. Have you not considered increasing the variable portion of cash compensation based on performance standards?
•	We have adopted important changes to our compensation structure that, for more senior employees, will involve lower cash base compensation, and higher variable, performance-based compensation. We expect these plans to be fully implemented shortly after we become current in our SEC filings and our employees will again be available to have access to the equity awards that they have acquired under our LTIP.
15. If the amendments to the LTIP are not approved, what will you do?
•	We will work on developing a performance-based, cash bonus program aimed at retaining and providing incentives for our highest-performing employees.

FORWARD-LOOKING STATEMENTS
     These additional proxy solicitation materials contain forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “expects,” “intends,” “plans,” “believes” and similar words are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions that as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date of these additional proxy solicitation materials, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:
•	we may be unable to retain key employees utilizing our retention strategy of granting awards under the LTIP or our current retention strategy may not meet market demands in a manner sufficient to retain certain key employees;

•	the market price of shares of our common stock underlying award grants may fluctuate in a manner that increases or decreases the value of awards granted under the LTIP;

•	the attrition and forfeiture assumptions the we have used in determining the number of shares of common stock that we likely will need under the LTIP to implement our retention strategy may be inaccurate; and

•	unforeseen critical needs may impact our ability to implement, or our need to modify, our retention strategy.
Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other reports filed with the SEC and available at http://www.sec.gov/ for additional information regarding risk factors.